UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2025

Checkpoint Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38128	47-2568632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

95 Sawyer Road, Suite 110,

Waltham, MA 02453

(Address of principal executive offices and Zip Code)

(781) 652-4500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CKPT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2025, Checkpoint Therapeutics, Inc., a Delaware corporation (“Checkpoint” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Sun Pharma” or “Parent”), and Snoopy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Parent, Merger Sub and the Company will effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

A special committee (the “Special Committee”) of independent and disinterested members of the Company’s board of directors (the “Company Board”) unanimously adopted resolutions recommending that the Company Board approve, adopt and declare advisable the Merger Agreement and submit to the Company’s stockholders, and recommend the adoption by the Unaffiliated Company Stockholders (as defined below) of, the Merger Agreement. Thereafter, the Company Board unanimously authorized and approved the Merger Agreement and recommended that the stockholders of the Company adopt the Merger Agreement. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders. The Company Board determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interest of the Company and its stockholders.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock and each share of Class A common stock of the Company (collectively, the “Shares”) (including each Unvested Company Restricted Share (as defined in the Merger Agreement)) outstanding immediately prior to the Effective Time will be canceled and cease to exist and be converted into the right to receive (i) $4.10 in cash, without interest (the “Common Cash Amount”), and (ii) one non-tradable contingent value right (a “CVR”), which will represent the right to receive a contingent cash payment of up to $0.70 upon the achievement of a specified milestone, subject to and in accordance with the terms and conditions set forth in a Contingent Value Rights Agreement, substantially in the form attached as Exhibit B to the Merger Agreement (the “CVR Agreement”), as further described below (the foregoing clauses (i) and (ii), the “Merger Consideration”), in each case subject to applicable withholding taxes. This implies a total transaction value of up to approximately $416 million as of the date hereof.

Each option to purchase Shares (each, a “Company Option”), that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be canceled and automatically converted, by virtue of the Merger at the Effective Time, into the right to receive (i) an amount in cash equal to the product of (a) the total number of Shares underlying such Company Option, multiplied by (b) the excess, if any, of (1) the Common Cash Amount over (2) the per share exercise price for such Company Option, less any applicable tax withholdings, and (ii) one CVR in respect of each Share underlying such Company Option. Each Company Option with a per share exercise price that is equal to or greater than the Common Cash Amount will be canceled at the Effective Time without the payment of consideration therefor.

Each warrant to purchase Shares (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time and that has been validly and timely exercised contingent upon the closing of the Merger shall be exchanged for the right to receive, by virtue of the Merger at the Effective Time, (x)(i) an amount in cash equal to the product of (a) the number of Shares underlying such Company Warrant, multiplied by (b) the excess, if any, of (1) the Common Cash Amount over (2) the per share exercise price for such Company Warrant, less any applicable tax withholdings and (ii) one CVR in respect of each Share underlying such Company Warrant (collectively, the “Warrant Consideration”) or (y) with respect to the Specified Warrant (as defined below), for each Share underlying the Specified Warrant, a cash amount equal to $3.62, as set forth in the Warrant Amendment (as defined below). For any Company Warrant that has not been exercised as of the Effective Time, the valid and timely exercise of such Company Warrant on a “cashless exercise” basis shall entitle the holder thereof to receive the Warrant Consideration (or if exercised on a non “cashless exercise” basis, the Merger Consideration), in each case with respect to each Share underlying such Company Warrant, or, if any right to sell such Company Warrant is exercised, the applicable sale price in cash under the terms and conditions of such Company Warrant.

Consummation of the Merger is subject to customary closing conditions, including, but not limited to: (i) the adoption of the Merger Agreement by (a) the affirmative vote of the holders of at least a majority of the outstanding Shares beneficially owned by the Company stockholders other than (1) Fortress Biotech, Inc. (“Fortress”) and its controlled affiliates (other than the Company), (2) the members of the Company Board (and their controlled affiliates, if any) and (3) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Unaffiliated Company Stockholders”), and (b) the affirmative vote of the holders of a majority in voting power of the outstanding Shares; (ii) expiration or early termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, without the imposition of any burdensome condition; (iii) absence of any law or order prohibiting or making illegal the consummation of the Merger; and (iv) no Company material adverse effect having occurred that is continuing. The consummation of the Merger is also conditioned upon each of the Support Agreement, the Transition Services Agreement, the Royalty Agreement, and the CVR Agreement (in each case, as defined below) being in full force and effect.

The Merger Agreement contains customary representations, warranties and covenants made by each of Parent, the Company and Merger Sub, including, among others, customary covenants regarding the operation of the business of the Company prior to the Effective Time.

The Merger Agreement also includes customary “no-shop” restrictions, including covenants restricting the Company’s ability to: (i) solicit, knowingly facilitate or encourage an alternative acquisition proposal from a third party; (ii) subject to certain exceptions, provide nonpublic information relating to the Company or any of its subsidiaries to third parties regarding alternative acquisition proposals or (iii) subject to certain exceptions, engage in discussions or negotiations with third parties regarding alternative acquisition proposals. In addition, the Company has agreed that, subject to certain exceptions, neither the Company Board nor any committee thereof, including the Special Committee, will withdraw, modify, amend or qualify, in each case, in a manner adverse to Parent or Merger Sub, its recommendation that the stockholders of the Company vote to adopt the Merger Agreement and approve the Merger.

The Merger Agreement includes customary termination rights for the parties, including that, subject to certain limitations, the Company or Parent may terminate the Merger Agreement prior to the Effective Time if: (i) a governmental body issues or enacts a final and non-appealable order, injunction or other legal requirement prohibiting or making illegal the consummation of the Merger, (ii) the Effective Time has not occurred on or prior to 11:59 p.m. Eastern Time on September 5, 2025 or (iii) the stockholders of the Company fail to adopt the Merger Agreement by the requisite majorities at a meeting of the Company’s stockholders at which a vote on the Merger is conducted.

The Company may terminate the Merger Agreement in certain additional limited circumstances, including to allow the Company to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Company Board, or any committee thereof, including the Special Committee, withdraws, withholds, amends or qualifies or modifies, in each case, in a manner adverse to Parent or Merger Sub, its recommendation that the stockholders of the Company vote to adopt the Merger Agreement and approve the Merger.

Upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee (the “Company Termination Fee”) of $12,500,000. Specifically, the Company Termination Fee is payable if: (i) the Merger Agreement is terminated in certain circumstances; (ii) prior to such termination (but after the date of the Merger Agreement) a bona fide proposal for an alternative acquisition transaction has been publicly disclosed or otherwise made to the Company Board and not publicly withdrawn (if made publicly) and (iii) within one year of such termination, the Company subsequently consummates an alternative acquisition transaction or enters into a definitive agreement providing for an alternative acquisition transaction and such transaction is ultimately consummated. The Company Termination Fee will also be payable if the Merger Agreement is terminated: (a) by Parent, if the Company Board, or any committee thereof, including the Special Committee, withdraws, withholds, amends or qualifies or modifies, in each case, in a manner adverse to Parent or Merger Sub, its recommendation that the stockholders of the Company vote to adopt the Merger Agreement and approve the Merger or (b) by the Company in order to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal.

The Merger Agreement also provides that the Company, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. In the event the Merger Agreement is validly terminated, the Company’s liability for monetary damages for breaches of the Merger Agreement is capped at the Company Termination Fee, to the extent owed pursuant to the Merger Agreement, plus any Enforcement Expenses (as defined in the Merger Agreement), other than in cases involving the Company’s fraud or willful breach.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. A copy of the Merger Agreement has been included to provide Company stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Company stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Company stockholders or other security holders. Company stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to Company stockholders’ right to receive the Merger Consideration and the right of holders of Company equity awards and Company Warrants to receive the consideration provided for such securities pursuant to the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, the Company, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that the Company will make with the Securities and Exchange Commission (the “SEC”).

CVR Agreement

Pursuant to the Merger Agreement, as of or prior to the Effective Time, Parent and a rights agent (the “Rights Agent”) will enter into the CVR Agreement governing the terms of the CVRs issued in connection with the Merger. The Rights Agent will maintain an up-to-date register of the holders of CVRs (the “Holders”). Holders shall not be permitted to transfer the CVRs (subject to certain limited exceptions as set forth in the CVR Agreement).

Each CVR represents the right to receive one of the following contingent cash payments, without interest, subject to any applicable withholding taxes (such applicable payment, the “Milestone Payment”), conditioned upon the achievement of the corresponding conditions within the following specified time periods:

(i)	$0.70, if the Milestone (as defined below) is first achieved on or prior to the date that is 12 months prior to Milestone Deadline Date (as defined below) and the applicable regulatory approval provides for a dosing schedule of once every three weeks,

(ii)	$0.45, if the Milestone is first achieved on or prior to the date that is 12 months prior to the Milestone Deadline Date and the applicable regulatory approval provides for a dosing schedule that is more frequent than once every three weeks,

(iii)	$0.45, if the Milestone is first achieved after the date that is 12 months prior to the Milestone Deadline Date but on or prior to the Milestone Deadline Date, and the applicable regulatory approval provides for a dosing schedule of once every three weeks, or

(iv)	$0.20, if the Milestone is first achieved after the date that is 12 months prior to the Milestone Deadline Date but on or prior to the Milestone Deadline Date, and the applicable regulatory approval provides for a dosing schedule that is more frequent than once every three weeks.

As used in the CVR Agreement, (a) the “Milestone Deadline Date” means the date that is 36 months after the date on which a marketing authorization application or equivalent for cosibelimab receives a positive validation outcome by the European Medicines Agency (the “EMA”) and (b) the “Milestone” means the receipt of regulatory approval of cosibelimab (i) in the European Union pursuant to the centralized approval procedure or (ii) any of Germany, France, Italy, Spain or the United Kingdom.

Parent (directly or through its affiliates) is obligated to use, and to obligate its licensees to use, certain specified commercially reasonable efforts to (i) file a marketing authorization application for cosibelimab with the EMA within 12 months of the Closing Date (as defined in the Merger Agreement) or, to the extent any feedback or communications from, or expectations or requirements of, the EMA (including additional trial requirements) make it impracticable or inadvisable to file such marketing authorization application within such time period, as promptly thereafter as practicable, and (ii) achieve the Primary Milestone (as defined in the CVR Agreement) in its then-maximum value as promptly as practicable (including timely filing any appeals and curing any deficiencies identified in a relevant marketing authorization application by the relevant regulatory authority). Parent’s obligations to use such commercially reasonable efforts terminates on the earlier of (a) the Milestone Deadline Date and (b) the achievement of the Milestone. There can be no assurance that the Milestone will be achieved on or before the Milestone Deadline Date, or that any Milestone Payments will be made.

The foregoing description of the form of CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the form of CVR Agreement, a copy of which is included as Exhibit B to the Merger Agreement filed as Exhibit 2.1 to this report and incorporated by reference herein.

Support Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Support Agreement (the “Support Agreement”) with Parent and Fortress. Under the terms of the Support Agreement, Fortress has agreed to, among other things, during the term of the Support Agreement, (i) vote its Shares that it owns of record or beneficially, as well as any additional Shares it may acquire (the “Covered Shares”) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and against any acquisition proposal or any action, proposal, agreement, transaction or arrangement that is intended, or would reasonably expected, to result in a material breach of a covenant, representation or warranty or any obligation of the Company under the Merger Agreement or any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or satisfied, (ii) not transfer any of its Covered Shares (subject to certain exceptions) and (iii) waive and not to exercise any appraisal rights in respect of such Covered Shares that may arise with respect to the Merger and not to commence or participate in, any class action or legal action (a) challenging the validity of, or seeking to enjoin or delay the operation of any provision of the Merger Agreement or (b) with respect to claims against the Company Board, or any committee thereof, Parent of Merger Sub relating to the Merger Agreement or the transactions contemplated thereby.

Under the Support Agreement, subject to the occurrence of the Effective Time, Fortress also agreed to forgo any further payment, dividend or distribution, or issuance or transfer of securities by the Company on or after the date of the Support Agreement pursuant to the Amended and Restated Founders Agreement, dated as of July 11, 2016, as amended (the “Founders Agreement”) between Fortress and the Company and certain other agreements between Fortress and the Company. The Support Agreement further provides that effective immediately prior to, but conditioned upon the closing of the Merger, the Founders Agreement shall be terminated.

The Support Agreement also includes certain representations and warranties and covenants of Fortress to Parent, including certain restrictive covenants that apply to Fortress following the Effective Time.

As of March 7, 2025, Fortress beneficially owned an aggregate of approximately 11.2% of the outstanding Shares and controlled a majority of the outstanding voting power of the Company’s capital stock through its ownership of all outstanding shares of the Company’s Class A common stock. The Support Agreement will terminate upon termination of the Merger Agreement, the Effective Time and certain other specified events.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Warrant Amendment

Additionally, in connection with the Company’s entry into the Merger Agreement, the Company entered into a letter agreement (the “Warrant Amendment”), dated as of March 9, 2025, with Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Armistice”). Pursuant to the Warrant Amendment, the Company and Armistice agreed (i) to, immediately prior to the Effective Time, amend all outstanding Company Warrants held by or issued to Armistice or any of its affiliates other than the Specified Warrant (the “Armistice Warrants”) to provide that each such Armistice Warrant that remains outstanding and unexercised as of the Effective Time will automatically be converted into the right to receive the Warrant Consideration, and (ii) that at the Effective Time, to the extent that any portion of that certain warrant to purchase 5,853,659 Shares, dated as of July 2, 2024 (the “Specified Warrant”), remains outstanding and unexercised as of the Effective Time, the Specified Warrant will be converted into the right of Armistice to receive, for each Share underlying the Specified Warrant, a cash payment equal to $3.62. The Warrant Amendment also provides that Armistice will not be entitled to transfer the Armistice Warrants prior to the Effective Time unless the Merger Agreement is validly terminated in accordance with its terms prior to the Effective Time.

The foregoing description of the Warrant Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Amendment, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Royalty Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Royalty Agreement (the “Royalty Agreement”) with Parent and Fortress pursuant to which following, and subject to the occurrence of, the Effective Time, Fortress will receive a royalty interest right based on worldwide net sales of certain products of the Company and Parent. The royalty interest right represents the right to receive quarterly cash payments of 2.5% of net sales of such products during the time period set forth in the Royalty Agreement.

The foregoing description of the Royalty Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Royalty Agreement, a copy of which is attached hereto as Exhibit D to the Merger Agreement and is incorporated herein by reference.

Transition Services Agreement

Pursuant to the Merger Agreement, as of or prior to the Effective Time, the Company and Fortress will enter into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which, from and after the Effective Time, Fortress would provide the Company with certain transition services as set forth in the Transition Services Agreement, for the period of time and in exchange for the compensation set forth therein.

The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Services Agreement, a copy of which is attached hereto as Exhibit C to the Merger Agreement and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with authorization of the Merger Agreement, the Company Board adopted an amendment (the “Bylaws Amendment”) to the bylaws of the Company (the “Bylaws”), which became effective concurrently with the execution of the Merger Agreement. The Bylaws Amendment provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim of or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company stockholders, (iii) any action or proceeding asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or the restated certificate of incorporation of the Company or the Bylaws (as each may be amended from time to time), (iv) any action or proceeding asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine, (v) any action or proceeding to interpret, apply, enforce or determine the validity of the restated certificate of incorporation of the Company or the Bylaws (as each may be amended from time to time) (including any right, obligation or remedy thereunder), (vi) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of the DGCL and (vii) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; provided that the foregoing will not apply to claims brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Bylaws Amendment provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company will be deemed to have notice of and consented to the provisions of the Bylaws Amendment.

The foregoing description of the Bylaws Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 8.01. Other Events.

On March 9, 2025, the Company and Parent issued a joint press release announcing the entry into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1*#	Agreement and Plan of Merger, dated as of March 9, 2025, by and among Checkpoint Therapeutics, Inc., Sun Pharmaceutical Industries, Inc., and Snoopy Merger Sub, Inc.

3.1	Bylaws Amendment, dated as of March 9, 2025.

4.1	Letter agreement, dated as of March 9, 2025, by and between Checkpoint Therapeutics, Inc. and Armistice Capital Master Fund Ltd.

10.1#	Support Agreement, dated as of March 9, 2025, by and among Checkpoint Therapeutics, Inc., Sun Pharmaceutical Industries, Inc., and Fortress Biotech, Inc.

99.1	Joint Press Release, dated March 9, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

(*)	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

(#)	Pursuant to Item 601(b)(2)(ii) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because the registrant customarily and actually treats such omitted information as private or confidential and because such omitted information is not material.

Forward Looking Statements

This communication contains express or implied forward-looking statements related to Checkpoint and the proposed acquisition.

All statements other than statements of historical fact are statements that could be deemed “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.

Examples of such forward-looking statements include, but are not limited to, express or implied:

•	statements regarding the transaction and related matters, including the benefits of and timeline for closing the transaction, any payments under the CVRs, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses;

•	statements of targets, plans, objectives or goals for future operations, including those related to Checkpoint’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto;

•	statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures;

•	statements regarding future economic performance, future actions and outcome of contingencies such as legal proceedings; and

•	statements regarding the assumptions underlying or relating to such statements.

These statements are based on current plans, estimates and projections and are not predictions of actual performance. By their very nature, forward-looking statements involve inherent risks and uncertainties. Checkpoint cautions that a number of important factors, including those described in this document, could cause actual results to differ materially from those contemplated in any forward-looking statements.

Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, but are not limited to: uncertainties as to the timing of completion of the Merger; uncertainties as to whether Checkpoint’s stockholders will vote to approve the transaction; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the possibility that the proposed transaction may not be completed in the time frame expected by Checkpoint, or at all; failure to realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; negative effects of this announcement or the consummation of the proposed acquisition on Checkpoint’s common stock and/or Checkpoint’s operating results; the difficulty of predicting the timing or outcome of regulatory approvals or actions; the risks related to non-achievement of the CVR milestone and that holders of the CVRs will not receive payments in respect of the CVRs; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; risk of litigation and/or regulatory actions related to the proposed acquisition; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, and their impact on Checkpoint’s business, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestones; government-mandated or market-driven price decreases for Checkpoint’s products; the existence or introduction of competing products; reliance on information technology; Checkpoint’s ability to successfully market current and new products; Checkpoint’s and its collaborators’ ability to continue to conduct research and clinical programs; and exposure to product liability and legal proceedings and investigations. Further risks and uncertainties that could cause actual results to differ materially from the results anticipated by the forward-looking statements are detailed from time to time in Checkpoint’s periodic reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the definitive proxy statement to be filed by Checkpoint with the SEC in connection with the proposed transaction. These filings, when available, are available on the investor relations section of Checkpoint’s website at https://ir.checkpointtx.com or on the SEC’s website at https://www.sec.gov.

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Checkpoint’s management, and the reader is cautioned not to rely on any forward-looking statements made by Checkpoint. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Unless required by law, Checkpoint is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this communication, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Checkpoint by Sun Pharma pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025, by and among Sun Pharma, Checkpoint and Merger Sub. Checkpoint intends to file a preliminary and definitive proxy statement with the SEC in connection with a special meeting of stockholders to be held in connection with the proposed acquisition. The definitive proxy statement and a proxy card will be delivered to each Checkpoint stockholder entitled to vote at the special meeting in advance of thereof. This Current Report on Form 8-K is not a substitute for the proxy statement, which will contain important information about the proposed transaction and related matters, or any other document that may be filed by Checkpoint with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, CHECKPOINT’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY CHECKPOINT WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of the proxy statement and such other documents containing important information about Checkpoint, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Checkpoint makes available free of charge at its website at https://ir.checkpointtx.com/ copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

Checkpoint and its directors, and certain of its executive officers, consisting of Michael S. Weiss, Chistian Béchon, Neil Herskowitz, Lindsay A. Rosenwald, Barry Salzman, Amit Sharma, who are the non-employee members of the Company Board, and James Oliviero, President and Chief Executive Officer and a member of the Company Board, and Garrett Gray, Chief Financial Officer, may be deemed to be participants in the solicitation of proxies from Checkpoint’s stockholders in connection with the proposed acquisition. Information regarding Checkpoint’s directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” and “Director Compensation” contained in Checkpoint’s definitive proxy statement on Schedule 14A for Checkpoint’s 2024 annual meeting of stockholders, which was filed with the SEC on April 2, 2024 and under Item 5.02 in the current reports on Form 8-K filed with the SEC on May 14, 2024 and January 10, 2025. To the extent holdings of Checkpoint’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2024 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC, including (i) the Form 4s filed by Mr. Béchon on May 16, 2024 and December 17, 2024; (ii) the Form 4s filed by Mr. Gray on May 24, 2024, June 28, 2024, December 17, 2024, December 20, 2024, January 31, 2025 and February 7, 2025; (iii) the Form 4s filed by Mr. Herskowitz on May 16, 2024 and December 17, 2024; (iv) the Form 4s filed by Mr. Oliviero on May 24, 2024, June 28, 2024, December 17, 2024, December 20, 2024, January 31, 2025 and February 11, 2025; (v) the Form 4s filed by Dr. Rosenwald on May 16, 2024 and December 17, 2024; (vi) the Form 4s filed by Mr. Salzman on May 16, 2024 and December 17, 2024; (vii) the Form 4 filed by Dr. Sharma on May 16, 2024; and (viii) the Form 4s filed by Mr. Weiss on May 16, 2024 and December 17, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Checkpoint’s website at https://ir.checkpointtx.com/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Therapeutics, Inc.

Dated: March 10, 2025	By:	/s/ James F. Oliviero
James F. Oliviero
President and Chief Executive Officer